CONTEXT CAPITAL FUNDS
Three Canal Plaza, Suite 600
Portland, Maine 04101

Secretary’s Certificate

May 8th, 2014

I, Megan Hadley Koehler, do hereby certify that I am duly elected and acting Vice President and Secretary of Context Capital Funds (the “Trust”), a Delaware statutory trust, and I further certify that the following resolutions were approved by the Board of Trustees of the Trust (the “Board”) on January 15, 2014, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

RESOLVED: That upon consideration of the material factors, including those factors specified by the applicable regulations, the Board, including a majority of the including all of the Trustees who are not “interested persons” of the Trust, hereby approves the fidelity bond, covering each officer and employee of the Trust against larceny and embezzlement, in the total coverage amount of $400,000; and it was

FURTHER RESOLVED: That the proposed premium for the fidelity bond coverage, be, and hereby is, approved; and it was

FURTHER RESOLVED: That the officers of the Trust be, and each hereby is, authorized to make any and all payments and to take all actions as they or any of them may determine to be necessary or appropriate in connection with obtaining joint fidelity bond coverage, including making all filings as may be required by Rule 17g-1 under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, I have hereunto signed my name this 8th day of May 2014.

/s/ Megan Hadley Koehler
Megan Hadley Koehler
Vice President and Secretary of the Trust

I, Michael J. McKeen, Treasurer of the Trust, hereby do certify that on this 8th day of May 2014, Megan Hadley Koehler is the duly elected Vice President and Secretary of the Trust and that signature above is her genuine signature.

/s/ Michael J. McKeen
Michael J. McKeen
Treasure of the Trust